Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219206

GS Finance Corp. $180,000 Leveraged Buffered Basket-Linked Notes due 2019 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest.  The amount that you will be paid on your notes on the stated maturity date (November 29, 2019) is based on the performance of a weighted basket comprised of the Hang Seng China Enterprises Index (50% weighting), the Nikkei 225 (25% weighting), and the S&P/ASX 200 Index (25% weighting) as measured from the trade date (June 25, 2018) to and including the determination date (November 25, 2019).

The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket index, of: (i) the final index level divided by the initial index level of 11,208.90 with respect to the Hang Seng China Enterprises Index, 22,338.15 with respect to the Nikkei 225 and 6,210.408 with respect to the S&P/ASX 200 Index multiplied by (ii) the applicable initial weighted value for each basket index.  If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive and will equal 1.5 times the basket return, subject to the maximum settlement amount of $1,186 for each $1,000 face amount of your notes). If the final basket level declines by up to 10% from the initial basket level, you will receive the face amount of your notes. If the final basket level declines by more than 10% from the initial basket level, the return on your notes will be negative and will equal the basket return plus 10%.  You could lose a significant portion of the face amount of your notes.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level.  At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.5 times (c) the basket return, subject to the maximum settlement amount;

•                  if the basket return is zero or negative but not below -10% (the final basket level is equal to or less than the initial basket level but not by more than 10%), $1,000; or

•                  if the basket return is negative and is below -10% (the final basket level is less than the initial basket level by more than 10%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the basket return plus 10% times (b) $1,000. You will receive less than the face amount of your notes.

Declines in one basket index may offset increases in the other basket indexes. Due to the unequal weighting of each basket underlier, the performance of the Hang Seng China Enterprises Index will have a significantly larger impact on your return on the notes than the performance of the Nikkei 225 or the S&P/ASX 200 Index.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $972 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	June 28, 2018	Original issue price:	100% of the face amount
Underwriting discount:	0.35% of the face amount	Net proceeds to the issuer:	99.65% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 3,648 dated June 25, 2018.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $972 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $28 per $1,000 face amount).

Prior to December 26, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through December 25, 2018). On and after December 26, 2018, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Product supplement no. 1,738 dated July 10, 2017

•                  General terms supplement no. 1,734 dated July 10, 2017

•                  Prospectus supplement dated July 10, 2017

•                  Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, references to the “accompanying general terms supplement no. 1,734” mean the accompanying general terms supplement no. 1,734, dated July 10, 2017, and references to the “accompanying product supplement no. 1,738” mean the accompanying product supplement no. 1,738, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” on page S-35 of the accompanying product supplement no. 1,738 and “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,734. Please note that certain features, as noted below, described in the accompanying product supplement no. 1,738 and general terms supplement no. 1,734 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 1,738 or the accompanying general terms supplement no. 1,734.

Key Terms

Issuer:  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Basket underliers: the Hang Seng China Enterprises Index (Bloomberg symbol, “HSCEI Index”), as published by The Hang Seng Indexes Company Limited; the Nikkei 225 (Bloomberg symbol, “NKY Index”), as published by Nikkei Inc.; and the S&P/ASX 200 Index (Bloomberg symbol, “AS51 Index”) as published by S&P Dow Jones Indices LLC (“S&P”); see “The Basket and the Basket Underliers” on page PS-18

Specified currency:  U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 1,738:

•                  type of notes: notes linked to basket of underliers

•                  exchange rates: not applicable

•                  buffer level: yes, as described below

•                  cap level: yes, as described below

•                  averaging dates: not applicable

•                  interest: not applicable

•                  redemption right or price dependent redemption right: not applicable

Face amount:  each note will have a face amount of $1,000; $180,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways.  The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-15 of this pricing supplement

Supplemental discussion of federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket underliers, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2019.

Cash settlement amount: for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•                  if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the basket return;

•                  if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or

•                  if the final basket level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Initial basket level: 100

Initial weighted value:  the initial weighted value for each of the basket underliers equals the product of the initial weight of such basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
Hang Seng China Enterprises Index	50%
Nikkei 225	25%
S&P/ASX 200 Index	25%

Initial Hang Seng China Enterprises Index level: 11,208.90

Initial Nikkei 225 level: 22,338.15

Initial S&P/ASX 200 Index level: 6,210.408

Final Hang Seng China Enterprises Index level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734

Final Nikkei 225 level:  the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734

Final S&P/ASX 200 Index level: the closing level of such basket underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734

Final basket level:  the sum of the following: (1) the final Hang Seng China Enterprises Index level divided by the initial Hang Seng China Enterprises Index level, multiplied by the initial weighted value of the Hang Seng China Enterprises Index plus (2) the final Nikkei 225 level divided by the initial Nikkei225 level, multiplied by the initial weighted value of the Nikkei 225 plus (3) the final S&P/ASX 200 Index level divided by the initial S&P/ASX 200 Index level, multiplied by the initial weighted value of the S&P/ASX 200 Index

Basket return:  the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Upside participation rate: 150%

Cap level: 112.4% of the initial basket level

Maximum settlement amount: $1,186

Buffer level: 90% of the initial basket level

Buffer amount: 10%

Buffer rate: 100%

Trade date: June 25, 2018

Original issue date (settlement date):  June 28, 2018

Stated maturity date: November 29, 2019, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,734

Determination date: November 25, 2019, subject to adjustment as described under “Supplemental Terms of the Notes — Determination Date” on page S-17 of the accompanying general terms supplement no. 1,734

No interest:  the offered notes do not bear interest

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:  the offered notes will not be subject to redemption right or price dependent redemption right

Closing level:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-31 of the accompanying general terms supplement no. 1,734.

Business day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,734

Trading day:  as described under “Supplemental Terms of the Notes —  Special Calculation Provisions — Trading Day” on page S-31 of the accompanying general terms supplement no. 1,734

Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page S-40 of the accompanying product supplement no. 1,738

ERISA:  as described under “Employee Retirement Income Security Act” on page S-48 of the accompanying product supplement no. 1,738

Supplemental plan of distribution; conflicts of interest:  as described under “Supplemental Plan of Distribution” on page S-49 of the accompanying product supplement no. 1,738 and “Plan of Distribution – Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. has agreed to sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement and to certain securities dealers at such price less a concession not in excess of 0.25% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on June 28, 2018. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:  GS&Co.

CUSIP no.: 40055QFY3

ISIN no.: US40055QFY35

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the level of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date.  The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS & Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS & Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-13 of this pricing supplement.  The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Upside participation rate	150%

Initial basket level	100

Cap level	112.4% of the initial basket level

Maximum settlement amount	$1,186

Buffer level	90% of the initial basket level

Buffer rate	100%

Buffer amount	10%

Neither a market disruption event nor a non-trading day occurs with respect to any basket underlier on the originally scheduled determination date

No change in or affecting any of the basket underliers or the methods by which any of the basket underlier sponsors calculates the Hang Seng China Enterprises Index, the Nikkei 225 or the S&P/ASX 200 Index, respectively

Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this pricing supplement.  For information about the historical level of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below.  Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent).  Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level	Hypothetical Cash Settlement Amount

(as Percentage of Initial Basket Level)	(as Percentage of Face Amount)
200.000%	118.600%
175.000%	118.600%
150.000%	118.600%
140.000%	118.600%
130.000%	118.600%
112.400%	118.600%
110.000%	115.000%
105.000%	107.500%
102.000%	103.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
75.000%	85.000%
50.000%	60.000%
25.000%	35.000%
0.000%	10.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be 35.000% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue  date at the face amount and held them to the stated maturity date, you would lose 65.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 200.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 118.600% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 112.400% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than

100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to 112.400% (the section right of the 112.400% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical cash settlement amount at maturity for each note based on hypothetical final levels of the basket underliers, calculated based on the key terms and assumptions above. The levels in Column A represent initial levels for each basket underlier, and the levels in Column B represent hypothetical final levels for each basket underlier. The percentages in Column C represent hypothetical final levels for each basket underlier in Column B expressed as percentages of the corresponding initial levels in Column A. The amounts in Column D represent the applicable initial weighted value for each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1:  The final basket level is greater than the cap level.  The cash settlement amount equals the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
Hang Seng China Enterprises Index	11,208.90	16,813.35	150.00%	50.00	75.00
Nikkei 225	22,338.15	33,507.23	150.00%	25.00	37.50
S&P/ASX 200 Index	6,210.408	9,315.612	150.00%	25.00	37.50

			Final Basket Level:		150.00
			Basket Return:		50.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00.  Since the hypothetical final basket level was determined to be 150.00, the hypothetical cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount of $1,186 for each $1,000 face amount of your notes (i.e. 118.600% of each $1,000 face amount of your notes).

Example 2:  The final basket level is greater than the initial basket level but less than the cap level.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
Hang Seng China Enterprises Index	11,208.90	11,769.35	105.00%	50.00	52.50
Nikkei 225	22,338.15	23,455.06	105.00%	25.00	26.25
S&P/ASX 200 Index	6,210.408	6,520.928	105.00%	25.00	26.25

			Final Basket Level:		105.00
			Basket Return:		5.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00.  Since the hypothetical final basket level was determined to be 105.00, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 150.00% × 5.00%) = $1,075.00

Example 3:  The final basket level is less than the initial basket level, but greater than the buffer level.  The cash settlement amount equals the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
Hang Seng China Enterprises Index	11,208.90	10,648.46	95.00%	50.00	47.50
Nikkei 225	22,338.15	21,221.24	95.00%	25.00	23.75
S&P/ASX 200 Index	6,210.408	5,899.888	95.00%	25.00	23.75

			Final Basket Level:		95.00
			Basket Return:		-5.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00.  Since the hypothetical final basket level of 95.00 is greater than the buffer level of 90.00% of the initial basket level but less than the initial basket level of 100, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal the face amount of the note, or $1,000.

Example 4:  The final basket level is less than the buffer level.  The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
Hang Seng China Enterprises Index	11,208.90	5,604.45	50.00%	50.00	25.00
Nikkei 225	22,338.15	24,571.97	110.00%	25.00	27.50
S&P/ASX 200 Index	6,210.408	6,831.449	110.00%	25.00	27.50

			Final Basket Level:		80.00
			Basket Return:		-20.00%

In this example, the hypothetical final level of the Hang Seng China Enterprises Index is less than its initial level, while the hypothetical final levels of the Nikkei 225 and the S&P/ASX 200 Index are greater than their applicable initial levels.

Because the basket is unequally weighted, increases in the lower weighted basket indices will be offset by a decrease in the more heavily weighted basket underlier. In this example, the large decline in the Hang Seng China Enterprises Index results in the hypothetical final basket level being less than the buffer level of 90.00% of the initial basket level even though the levels of the Nikkei 225 and the S&P/ASX 200 Index increased.

Since the hypothetical final basket level of 80.00 is less than the buffer level of 90.00% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 100.00% × (-20.00% + 10.00%)) = $900.00

Example 5:  The final basket level is less than the buffer level.  The cash settlement amount is less than the $1,000 face amount.

	Column A	Column B	Column C	Column D	Column E

Basket Underlier	Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C x Column D
Hang Seng China Enterprises Index	11,208.90	5,604.45	50.00%	50.00	25.00
Nikkei 225	22,338.15	11,169.08	50.00%	25.00	12.50
S&P/ASX 200 Index	6,210.408	3,105.204	50.00%	25.00	12.50

			Final Basket Level:		50.00
			Basket Return:		-50.00%

In this example, the hypothetical final levels for all of the basket underliers are less than the applicable initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00.  Since the hypothetical final basket level of 50.00 is less than the buffer level of 90.00% of the initial basket level, the hypothetical cash settlement amount for each $1,000 face amount of your notes will equal:

Cash settlement amount = $1,000 + ($1,000 × 100.00% × (-50.00% + 10.00%)) = $600.00

The cash settlement amounts shown above are entirely hypothetical; they are based on levels of the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1,738.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level on the determination date, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive on the stated maturity date and the rate of return on the offered notes will depend on the actual basket return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the hypothetical cash settlement amounts shown in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734 and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 1,738. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying general terms supplement no. 1,734 and the accompanying product supplement no. 1,738. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., with respect to a basket underlier to which your notes are linked, the stocks comprising such basket underlier. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1,738.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-31 of the accompanying product supplement no. 1,738.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket underliers, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of Each Basket Underlier at Any Time Other than the Determination Date

The final basket level will be based on the closing levels of the basket underliers on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing levels of the basket underliers dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing levels of the basket underliers prior to such drop in the levels of the basket underliers.  Although the actual levels of the basket underliers on the stated maturity date or at other times during the life of your notes may be higher than the closing levels of the basket underliers on the determination date, you will not benefit from the closing levels of the basket underliers at any time other than on the determination date.

You May Lose a Substantial Portion of Your Investment in the Notes

You can lose a substantial portion of your investment in the notes. The cash payment on your notes on the stated maturity date will be based on the performance of a weighted basket comprised of the Hang Seng China Enterprises Index, the Nikkei 225 and the S&P/ASX 200 Index as measured from the initial basket level of 100 to the final basket level on the determination date. If the final basket level for your notes is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (i) the buffer rate times (ii) the sum of the basket return plus the buffer amount times (iii) $1,000. Thus, you may lose a substantial portion of your investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the cap level.  The maximum settlement amount will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes.  Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket underliers.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underliers

Declines in the level of one basket underlier may offset increases in the levels of the other basket underliers. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the basket underliers are not equally weighted, increases in the lower weighted basket underliers may be offset by even small decreases in the more heavily weighted basket underlier. In particular, due to the weighting of the Hang Seng China Enterprises Index in the basket relative to the other basket underliers, any decrease in the Hang Seng China Enterprises Index will have a significantly larger impact on your return on the notes than any proportional increase in the other basket underliers.

You Have No Shareholder Rights or Rights to Receive Any Basket Underlier Stocks

Investing in your notes will not make you a holder of any basket underlier stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the basket underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against basket underlier stocks or any other rights of a holder of the basket underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any basket underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to the face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to the face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities

The value of your notes is linked to basket underliers that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom has voted to leave the European Union (popularly known as “Brexit”). The effect of Brexit is uncertain, and Brexit has and may continue to contribute to volatility in the prices of securities of companies located in Europe and currency exchange rates, including the valuation of the euro and British pound in particular.  Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Your Notes Are Linked to the Basket Underliers, Which are Comprised of Underlier Stocks That Are Traded in a Foreign Currency But Not Adjusted to Reflect Their U.S. Dollar Value, And, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

Your notes are linked to basket underliers whose underlier stocks are traded in a foreign currency but not adjusted to reflect their U.S. dollar value. The amount payable on your notes will not be adjusted for changes in the euro/U.S. dollar exchange rate or the Japanese yen/U.S. dollar exchange rate, respectively. The amount payable will be based solely upon the overall changes in the levels of the basket underliers. Changes in foreign currency exchange rates, however, may reflect changes in the economy of the foreign countries in which the applicable underlier stocks are listed that, in turn, may affect the levels of the basket underliers.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738. You should consult your tax advisor about this matter.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-41 of the accompanying product supplement no. 1,738 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Notes

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on any of the stocks included in the basket underliers during the term of the notes. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2019, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The basket is comprised of the following basket underliers with the following initial weights within the basket: the Hang Seng China Enterprises Index (50% weighting), the Nikkei 225 (25% weighting) and the S&P/ASX 200 Index (25% weighting).

Hang Seng China Enterprises Index

The Hang Seng China Enterprises Index (also referred to herein as the “index”):

• is an equity index, and therefore cannot be invested in directly;

• does not file reports with the SEC because it is not an issuer;

• was first launched on August 8, 1994 based on an initial value of 1,000 but was rebased with a value of 2,000 as at January 3, 2000; and

• is sponsored by Hang Seng Indexes Company Limited (“HSI Company Limited”), a wholly-owned subsidiary of Hang Seng Bank.

The Hang Seng China Enterprises Index is a free-float market capitalization weighted stock market index compiled, published and managed by HSI Company Limited. The Hang Seng China Enterprises Index serves as a benchmark to track the performance of mainland securities primarily listed on the Main Board of the Stock Exchange of Hong Kong Ltd. (“HKEX”). A mainland security is defined as a Hong Kong-listed security that has at least 50% of its sales revenue (or profit or assets, if relevant) derived from the mainland. Mainland securities include H-shares, Red-chips and P-chips. A Red-chip is a mainland security with a minimum 30% of its shareholdings held by a mainland entity or entities (including state-owned organisations and provincial or municipal authorities of the mainland). A P-chip is a mainland security that is not classified as an H-share or a Red-chip. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese enterprises. Additional information about the Hang Seng China Enterprises Index is available on the following website: hsi.com.hk/HSI-Net/HSI-Net. Additional information about the HKEX is available on the following website: hkex.com.hk. We are not incorporating by reference the websites or any material they include in this pricing supplement.

The underlier sponsor divides the Hang Seng China Enterprises Index into industry sectors. Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Top Ten Constituent Stocks by Weight

as of June 1, 2018

Stock	Percentage (%)*

CCB	9.98

ICBC	9.92

Bank of China	9.60

Ping An	9.52

Sinopec Corp	5.74

China Life	4.80

PetroChina	4.00

Huishang Bank Corp Ltd	3.68

ABC	3.28

CPIC	2.62

*Information on constituent stocks is available at https://www.hsi.com.hk/static/uploads/contents/en/dl_centre/factsheets/hsceie.pdf

Stock Weightings by Sector

as of May 31, 2018

Sector	Percentage (%)*

Energy	12.73

Materials	0.00

Industrial Goods	1.53

Consumer Goods	5.34

Services	0.55

Telecommunications	3.09

Utilities	1.82

Financials	67.81

Properties & Construction	4.98

Information Technology	1.89

Conglomerates	0.26

*Information on industry weightings is available at

https://www.hsi.com.hk/static/uploads/contents/en/dl_centre/factsheets/hsceie.pdf

Percentages may not sum to 100% due to rounding.

Composition and Selection Criteria

The universe of possible constituent stocks of the Hang Seng China Enterprises Index is comprised of mainland securities primarily listed on the Main Board of the HKEX, excluding stocks that are secondary listings, preference shares, debt securities, mutual funds and other derivatives. It is expected that a collective total of 10 Red-chips and P-chips will be added to the Hang Seng China Enterprises Index with the regular index rebalancing in March 2018, bringing the total number of index constituents to 50. Due to the different risk profiles of Red-chips and P-chips as compared to H-shares, different eligibility screenings are applied for potential incoming Red-chips and P-chips constituents than are applied to potential H-shares constituents.

H-shares Selection

From the universe of all eligible H-share companies, constituent stocks are removed from or added to the Hang Seng China Enterprises Index quarterly based on the following eligibility screening and selection process:

• Listing history requirement. Constituent stocks should be listed for at least one month starting from the listing date to the review cut-off date (both dates inclusive).

• Turnover screening. Turnover velocity in each of the past 12 months is calculated for each stock as the quotient of the median of daily traded shares in a specific calendar month divided by the free-float-adjusted issued shares at month end. A stock is regarded as passing the monthly turnover test if it attains a minimum velocity of 0.1% in that month.

• High shareholding concentration. Constituent stocks with high shareholding concentration according to the “High Shareholding Concentration Announcement” posted on the Securities and Futures Commission’s website will not be eligible for inclusion in the index.

• New constituents. A new constituent stock must have maintained a 0.1% turnover velocity for at least ten out of the past 12 months and in each of the three most recent months.

• Existing constituents. An existing constituent stock must have maintained 0.1% turnover velocity for at least ten out of the past 12 months or, for months when an existing constituent does not meet the 0.1% turnover velocity, it must have had a monthly aggregate turnover among the top 90th percentile of the total market, where the total market is defined as including securities primarily listed on the Main Board of the HKEX, excluding securities that are secondary listings, foreign companies, preference shares, debt securities, mutual funds or other derivatives.

• Constituents with less than 12 months trading history. A stock with a trading history of less than six months must have attained a minimum turnover velocity of 0.1% for all trading months. A stock with a trading history of at least six months, but less than 12 months, may not have more than one month in which it has failed to attain a velocity of at least 0.1% and, for the latest three months, must have attained 0.1% for all trading months if the stock is not an existing constituent. The criteria in the preceding two sentences also applies to a stock that has transferred from Growth Enterprise Market to the Main Board of the HKEX in the 12 months before the data review cut-off date at the end of each fiscal quarter (March, June, September and December).

The eligible H-share stocks are ranked by highest combined market capitalization. Existing H-share constituents ranked 49th or lower are removed from the Hang Seng China Enterprises Index while non-constituents ranked 32nd or higher are included. Stocks will thereafter be removed (by lowest combined market capitalization) or added (by highest combined market capitalization) until the number of H-share constituents reaches 40. Combined market capitalization is the sum of (i) full market capitalization, in terms of average month-end market capitalization in the past 12 months, and (ii) free-float-adjusted market capitalization, in terms of 12-month average market capitalization after free-float adjustment, each weighted by 50%. The average of the past month-end market capitalization since listing is used for stocks with a listing history of less than 12 months. If two stocks have the same combined market capitalization ranking, a higher rank is assigned to the stock with the higher full market capitalization.

P-chip and Red-chip Selection

Along with the eligibility criteria applied to eligible H-share companies, P-chip and Red-chip companies must meet the following additional eligibility criteria:

• Listing history requirement. Constituent stocks listed through an IPO should be listed for at least three years, starting from the listing date to the review cut-off date (both dates inclusive); constituent stocks listed through a backdoor listing should be listed for at least six years starting from the listing date to the review cut-off date (both dates inclusive).

• Price volatility. The past one-month, three-month and twelve-month historical price volatility (i.e., standard deviation of the daily logarithmic return for the past one, three and 12 months to the data cut-off date) of a potential constituent should not be more than three times the historical price volatility for the index for the respective period.

• Financial. A company’s net profit attributable to its equity holders, net cash generated from operating activities and cash dividends must be greater than zero for the past three consecutive fiscal years.

• No suspension. A stock will not be eligible if its trading has been suspended for a complete month in the past one month before the review cut-off date.

Like the eligible H-shares companies, the eligible P-chip and Red-chip companies are ranked by highest combined market capitalization for selection. The top ten eligible Red-chip and P-chip stocks with the highest combined market captalization will be selected as constituents of the index. No buffer zone will be applied for these ten constituents. Red-chip and P-chip constituents will remain unchanged until the end of the transition period (i.e., until the March 2019 rebalancing). However, Hang Seng Indexes Company Ltd retains the right to make changes to the Red-chip and P-chip constituents in the case of any exceptional circumstances.

The 10 additional P-chip and Red-chip constituents will initially be added to the Hang Seng China Enterprises Index in five phases over a period of twelve months beginning with the rebalancing in March 2018. Throughout the transition period (from March 2018 rebalancing to March 2019 rebalancing), constituent selection for Red-chips and P-chips will only be performed once at the beginning of the transition period. The data cut-off date was December 31, 2017.

In March 2018, the 10 constituents will be added to the Hang Seng China Enterprises Index with an inclusion factor of 0.2 and an adjusted cap level of 2%. Over each quarterly rebalancing, the inclusion factor and adjusted cap level will be incrementally increased until the inclusion factor is equal to 1.0 and the adjusted cap level is equal to 10% in connection with the March 2019 rebalancing. The inclusion factors for the rebalancings are listed below:

Rebalancing Month	Inclusion Factor
March 2018	0.2
June 2018	0.4
September 2018	0.6

December 2018	0.8
March 2019	1.0

The underlier sponsor divides the Hang Seng China Enterprises Index into eleven industry sectors: Conglomerates, Consumer Goods, Consumer Services, Energy, Financials, Industrials, Information Technology, Materials, Properties & Construction, Telecommunications and Utilities.

Calculation Methodology

The Hang Seng China Enterprises Index is calculated using a free-float-adjusted market-weighted capitalization methodology. The discussion below describes the “price return” calculation of the Hang Seng China Enterprises Index. The applicable pricing supplement will describe the calculation if the underlier for your notes is not the price return calculation. Under this methodology, the following shareholdings, when exceeding 5% of shareholdings in the company on an individual basis, are viewed as non-free float and are excluded for index calculation purposes:

• Strategic holdings: shares held by governments and affiliated entities or any other entities which hold substantial shares in a company are considered as non-free float unless otherwise proved;

• Directors’ and management holdings: shares held by directors, members of the board committee, principal officers or founding members;

• Corporate cross-holdings: shares held by publicly traded companies or private firms/institutions; and

• Lock-up shares: shares that are subject to a publicly disclosed lock-up arrangement.

A free-float adjustment factor representing the proportion of shares that is free floated as a percentage of the issued shares is rounded up to the nearest whole percentage for free-float adjustment factors of less than 10% and is otherwise rounded up to the nearest multiple of 5%. Free-float adjustment factors are reviewed quarterly. For companies with more than one class of shares, free-float adjustment factors will be calculated separately for each class of shares. A cap of 10% on individual stock weightings is applied, such that no individual constituent in the index will have a weighting exceeding a predetermined cap level on the index capping date.

The Hang Seng China Enterprises Index is calculated and disseminated every 2 seconds during trading hours on each trading day of the HKEX and is calculated as the product of (i) the current aggregate free-float-adjusted market capitalization of constituents divided by the previous trading day’s aggregate free-float-adjusted market capitalization of constituents, (ii) multiplied by the previous trading day’s closing index level. The current aggregate free-float-adjusted market capitalization of constituents on any trading day is the sum of the current free-float-adjusted market capitalizations of the constituents, which for each constituent is the product of the current price of the constituent, the actual total number of each class of H-shares issued by the constituent, the free-float adjustment factor for the constituent (which is between zero and 1) and the cap factor for the constituent (which is between zero and 1). A cap factor is calculated quarterly, such that no individual constituent in the index will have a weighting exceeding 10% on the index capping date. The previous trading day’s aggregate free-float-adjusted market capitalization of constituents is the sum of the previous trading day’s free-float-adjusted market capitalizations of the constituents, which for each constituent is the product of the closing price of the constituent on the previous trading day, the actual total number of each class of H-shares issued by the constituent, the free-float adjustment factor for the constituent (which is between zero and 1) and the cap factor for the constituent (which is between zero and 1), in each case as determined on that trading day.

Index Rebalancing

The adjustment of the free-float adjustment factor, the calculation of the cap factor, and the update of issued shares is undertaken quarterly.

The index may also be adjusted on an ad hoc basis in the event of certain corporate actions and events. A minimum notice period of two trading days will be given to index users for any ad hoc rebalancing. For corporate actions, including bonus issues, listed distributions of stock of another company, rights issues, stock splits and stock consolidations, the issued shares will be updated simultaneously with the corporate action adjustment and will take effect on the ex-date. Other corporate events, including placing and issuance of new shares, will result in an adjustment to the free-float factor if the number of free-float issued shares changes by more than 10%. After the update, the index will be recapped if the weighting of any capped constituent fell below 5 percentage points from the cap level, or the weighting of any constituent is higher than 5 percentage points above the cap level.

Initial weightings of the Red-chip and P-chip constituents are derived in accordance with their free-float adjusted market capitalization and are capped at 10%. The initial weightings of the 10 Red-chip and P-chip constituents will be multiplied by the applicable inclusion factor for that particular rebalancing. The resultant figures will be the final weightings for the Red-chip and P-chip constituents. Any excessive weightings arising from the application of the inclusion factors will be re-distributed to H-share constituents with weightings of less than 10% in proportion to their original weightings. If, subsequent to the re-distribution, H-share constituents with weightings of more than 10% emerge, they will be capped at 10% and the excessive weightings will be re-distributed to the H-share constituents with weightings of less than 10% in proportion to their redistributed weightings. The last step will be repeated until none of the constituents has a weighting of more than 10%.

In the event of ad hoc constituent changes, the index will only be recapped if the weighting of a newly included constituent is higher than the cap level. For ad hoc constituent deletion, no recapping will be undertaken.

Trading Halt or Suspension

Whether or not to remove a suspended constituent from the Hang Seng China Enterprises Index and replace it with an appropriate candidate will be determined in the regular index reviews. Should a suspended constituent be removed from the Hang Seng China Enterprises Index, its last traded price may be adjusted down to the lowest price in the system (i.e. $0.0001 in the security’s price currency) or an official residual price (if available) will be used for index calculation on the trading day preceding the effective date of the constituent changes. In the event of a trading halt or suspension, the last traded price will be used for index calculation, regardless of the duration of the halt or suspension. In exceptional circumstances, a suspended constituent may be retained in the index only if it is believed that its shares are highly likely to resume trading in the near future.

Where the HKEX considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time direct a trading halt or suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKEX may also do so where: (1) an issuer fails, in a manner which the HKEX considers material, to comply with the HKEX listing rules; (2) the HKEX considers there are insufficient securities in the hands of the public; (3) the HKEX considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the HKEX considers that the issuer or its business is no longer suitable for listing.

In the following circumstances, when an announcement cannot be made promptly, an issuer must apply for a trading halt or suspension of its own accord, and such request for a trading halt or suspension will normally be acceded to: (1) where the issuer has information that, in the view of the HKEX, there is or there is likely to be a false market (i.e., where there is material misinformation or materially incomplete information in the market which is compromising proper price discovery) in the issuer’s securities; (2) where the issuer reasonably believes that there is inside information which must be disclosed under the HKEX’s inside information rules; or (3) where the issuer reasonably believes or it is reasonably likely that confidentiality may have been lost in respect of certain inside information.

In the following circumstances, pending an announcement, an issuer must apply for a trading halt or suspension of its own accord, and such request for a trading halt or suspension will normally be acceded to: (1) where the issuer has signed an agreement in respect of a share transaction, major transaction, very substantial disposal, very substantial acquisition or reverse takeover and the required announcement has not been published on a business day; (2) where the issuer has signed an agreement in respect of a notifiable transaction, which the issuer reasonably believes would require disclosure under the HKEX’s inside information rules; or (3) where the issuer has finalized the major terms of an agreement in respect of a notifiable transaction, which the issuer reasonably believes would require disclosure under the HKEX’s inside information rules, and the issuer considers that the necessary degree of security cannot be maintained or that the security may have been breached.

An issuer may request a suspension (other than a trading halt), and such request will normally only be acceded to in the following circumstances: (1) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions in such cases will normally only be appropriate where no previous announcement has been made); (2) to maintain an orderly market as determined by the HKEX; (3) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (4) where the issuer is no longer suitable for listing, or becomes a “cash” company (a company whose net assets are comprised significantly of cash); (5) where the issuer is going into receivership or liquidation; or (6) where the issuer confirms that it will be unable to meet its obligation to disclose periodic financial information in accordance with the HKEX’s listing rules.

Trading on the HKEX

Trading on the HKEX is fully electronic through an Automatic Order Matching and Execution System. Trading on the HKEX takes place each Monday to Friday (excluding public holidays). The trading day consists of a pre-opening auction session from 9:00 a.m. to 9:30 a.m., followed by a morning trading session from 9:30 a.m. to 12:00 p.m., and an afternoon trading session from 1:00 p.m. to 4:00 p.m. (Hong Kong time). The HKEX recently implemented a closing auction session, which lasts for approximately 8 to 10 minutes after the close of the afternoon trading session at 4:00pm. During the closing auction, market participants who want to trade at the closing price input buy and sell orders. These orders then form a consensus closing price for each stock and orders are executed at that price. The index level will not be updated during the closing auction session, and the closing level of the index will be determined at the conclusion of the closing auction session.

Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trades is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System. Because of the time differences between New York City and Hong Kong, on any normal trading day, using the last reported closing prices of the constituent stocks on the HKEX, the closing level of the Hang Seng China Enterprises Index on any such trading day generally will be calculated, published and disseminated in the United States by the opening of business in New York on the same business day.

In the event that the constituent stock prices are not available from the HKEX due to a market disruption event, the underlier sponsor will suspend real-time dissemination of the index level and will resume index services depending on the market activity recovery of the HKEX.

License Agreement between Hang Seng Indexes Company Limited and GS Finance Corp.

GS Finance Corp. has entered into a non-exclusive license agreement with Hang Seng Indexes Company Limited (“HSI Company Limited”) and Hang Seng Data Services Limited, in exchange for a fee, GS Finance Corp. will be permitted to use the index in connection with the offer and sale of the notes. GS Finance Corp. is not affiliated with HSI Company Limited and Hang Seng Data Services Limited; the only relationship between HSI Company Limited and Hang Seng Data Services Limited and GS Finance Corp. is the licensing of the use of the index and related trademarks.

Neither GS Finance Corp. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index.

The index is published and compiled by HSI Company Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name “Hang Seng China Enterprises Index” are proprietary to Hang Seng Data Services Limited. HSI Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the index by GS Finance Corp. in connection with the notes, BUT NEITHER HSI COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/ OR REFERENCE TO THE INDEX BY GS FINANCE CORP. IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI COMPANY LIMITED IN THE COMPUTATION OF THE INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the notes in any manner whatsoever by any broker, holder or other person dealing with the notes. Any broker, holder or other person dealing with the notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

The Nikkei 225

The Nikkei Stock Average, more commonly known as the Nikkei 225, is a price-weighted equity index calculated, published and disseminated daily by Nikkei Inc. The Nikkei 225 is comprised of 225 highly liquid stocks of the Tokyo Stock Exchange First Section and aims to maintain long-term continuity and reflect changes in industry structure. The real-time price return Japanese yen value of the Nikkei 225 is reported by Bloomberg under the ticker symbol “NKY”. Publication of the Nikkei 225 began on September 7, 1950 and was originally calculated by the Tokyo Stock Exchange but has been calculated by Nikkei Inc. since 1970.  According to Nikkei Inc., the Nikkei 225 has been widely followed throughout its history as a barometer of the Japanese equity markets and the Japanese economy following World War II.  Additional information about the Nikkei 225 can be found on Nikkei Inc.’s website at: indexes.nikkei.co.jp/en/nkave. We are not incorporating by reference the website or any material it includes in this document.  Nikkei Inc. is under no obligation to continue to publish the Nikkei 225 and may discontinue the Nikkei 225 at any time as further described below.

Nikkei Inc. maintains an industry classification system of 36 industries, which it reclassifies into six industry sectors for purposes of the Nikkei 225.  The six industry sectors, and the underlying 36 industry classifications, are as follows:

•                  Technology — Pharmaceuticals, Electric Machinery, Automobiles and Automobile Parts, Precision Instruments and Communications;

•                  Financials — Banking, Other Financial Services, Securities and Insurance;

•                  Consumer Goods — Fishery, Foods, Retail and Services;

•                  Materials — Mining, Textiles and Apparel, Pulp and Paper, Chemicals, Petroleum, Rubber, Glass and Ceramics, Steel, Nonferrous Metals and Trading Companies;

•                  Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing and Real Estate; and

•                  Transportation and Utilities — Railway and Bus, Land Transport, Marine Transport, Air Transport, Warehousing, Electric Power and Gas.

As of June 1, 2018, the following sectors had the following weights in the Nikkei 225: Technology (43.77%), Financials (2.59%), Consumer Goods (22.94%), Materials (16.69%), Capital Goods/Others (11.09%) and Transportation and Utilities (2.94%). Percentages may not sum to 100% due to rounding.  (Sector designations are determined by the underlier publisher using criteria it has selected or developed.  Index publishers may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index publishers may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

As of June 1, 2018, the top ten constituents of the Nikkei 225 and their respective weights were:

Company	Weight (%)

Fast Retailing Co., Ltd.	7.85%

Softbank Group Corp.	3.90%

Fanuc Corp.	3.87%

Tokyo Electron Ltd.	3.41%

KDDI Corp.	2.93%

Kyocera Corp.	2.16%

Daikin Industries, Ltd.	2.13%

Terumo Corp.	2.12%

FamilyMart UNY Holdings Co. Ltd.	1.90%

Shin-Etsu Chemical Co., Ltd.	1.83%

The information in the table and paragraph above was derived from sources we deem reputable but without independent verification by us. The other information regarding the index methodology described herein was derived from English language documents on Nikkei Inc.’s website but without independent verification.  Please note that in any case where differences arise between the English version of Nikkei Inc.’s index guide and the original Japanese version, the original Japanese document will prevail.

Construction of the Nikkei 225

In order to be eligible for the Nikkei 225, a stock must be an ordinary share of a domestic company listed on the Tokyo Stock Exchange First Section.  Non-ordinary shares such as exchange-traded funds, real estate investment trusts, preferred stock, preferred securities and tracking stocks are not eligible.  The constituents of the Nikkei 225 are reviewed once each year at the beginning of October (the “annual review”) and changes are typically implemented on the first trading day of October.  There is no limit to the number of additions or deletions that may result from the annual review. The annual review focuses on 1) a stock’s liquidity in the market and 2) industry sector balance. The purpose of the annual review is to maintain market representativeness of the constituents.

First, Nikkei Inc. assesses the liquidity of all eligible stocks by considering two factors: trading value of the preceding 5 years and magnitude of price fluctuation by volume of the preceding 5 years. Magnitude of price fluctuation by volume is calculated as the quotient of (1) the quotient of (i) the stock’s high price divided by (ii) such stock’s low price divided by (2) such stock’s trading volume. After performing the liquidity assessment, the stocks are then ranked in descending order of liquidity and the top 450 stocks constitute the “high liquidity group” and remain eligible for inclusion in the Nikkei 225. Any current constituents falling outside of the high liquidity group (ranked 451 or lower based on liquidity) are deleted from the Nikkei 225. Of those stocks in the high liquidity group, the top 75 with the highest liquidity and not already a constituent are added to the Nikkei 225.

Second, the 450 stocks within the high liquidity group are categorized into the six industrial sectors described above: technology, financials, consumer goods, industrial materials, capital goods/others and transportation/utilities. Once the number of stocks in each sector is determined, such number is divided in half to determine the target number of stocks from each sector that shall constitute the 225 constituents in the Nikkei 225. If any of the sectors are over-represented at that stage (i.e., there are a greater number of actual constituents in the Nikkei 225 for the sector relative to the target number of stocks for such sector), current constituents in the Nikkei 225 are deleted in order of ascending liquidity so those constituents with the lowest liquidity are removed from the Nikkei 225 until the overage is corrected. If any of the sectors are under-represented (i.e., there are a lesser number of actual constituents in the Nikkei 225 for the sector relative to the target number of stocks for such sector), non-constituent stocks within the high liquidity group are added in order of descending liquidity so those stocks with the highest liquidity are added to the Nikkei 225 until the shortage is corrected. This process is performed to achieve a group of 225 constituents that reflect the intended sector balance.

Calculation of the Nikkei 225

The Nikkei 225 is a weighted price average index in which the level of the Nikkei 225 is calculated as the quotient of (i) the sum of all constituents’ adjusted stock prices divided by (ii) the divisor (as described below). A constituent’s adjusted stock price is its stock price as adjusted by the presumed par value and such adjusted stock price is equal to the quotient of (i) the product of (a) the stock’s price times (b) 50 yen divided by (ii) the presumed par value of such stock (in yen). The Nikkei 225 level is rounded to the nearest hundredth and is calculated and published every 5 seconds beginning at 9 am (Tokyo time) daily.

The stock price used in the calculation is typically the last traded price of the constituent.  In some cases, however, the Tokyo Stock Exchange publishes a special quote for the constituent, and the special quote price will be used.  When this occurs, the special quote tends to be, but is not always, an intraday price.  If neither a special quote price nor a traded price is available, Nikkei Inc. will use the base price, which is usually the price used in calculating the Nikkei 225 on the prior day.  In the case of a stock that is trading ex-rights (e.g., after a stock split) for the first time on that day, however, Nikkei Inc. calculates an ex-rights theoretical price based on the price used for calculation on the preceding day and the appropriate adjustment to reflect the change in the stock.  Nikkei Inc. does not adjust for dividends in calculating the Nikkei 225.

The presumed par value of the constituent is intended to reflect the historical basis on which the stock is traded.  Japanese law abolished the concept of par value for stocks in 2001, but many stock prices reflect the former par value, such as 50, 500 or 50,000 yen. For example, stocks traded in units of 1 share (ex-par value of 50,000 yen) and stocks traded in units of 100 or 1000 shares have different price levels.  Therefore, in order to calculate the Nikkei 225 on a consistent basis, Nikkei Inc. adjusts the constituent prices, usually to a presumed par value of 50 yen.  Most of the constituents have a presumed par value of 50 yen, which means their original prices are simply used for purposes of calculating the Nikkei 225. However, not all constituents have a presumed par value of 50 yen – presumed par values of current constituents range from 25 yen to 500 yen. The presumed par value for each constituent is published on Nikkei Inc.’s website.

The presumed par value also may be adjusted to reflect large scale stock splits or reverse splits.  In these situations, Nikkei Inc. believes a divisor adjustment will not ensure continuity of the Nikkei 225.  Instead of adjusting the divisor, Nikkei Inc. adjusts the presumed par value or, in some cases, the constituent price.  For example, if a stock with a presumed par value of 50 yen splits 1 to 2, the presumed par value will be changed to 25 yen.  In calculating the Nikkei 225, the constituent price will be doubled to reflect the 50 par yen basis for calculating the Nikkei 225. In the case of a small scale split (such as a split of 1 to 1.1), the divisor will be adjusted instead of the presumed par value.

Divisor Adjustments

As noted above, the Nikkei 225 is calculated as an adjusted price average index, where the weight is based on the presumed par value. The divisor is intended to maintain continuity of the Nikkei 225 and is the denominator of the fraction used to calculate the average.  The divisor was initially the number of constituents, but has been changed over time to reflect stock splits, reverse splits, paid-in capital increases and other changes in the constituents.

When a stock splits or reverse splits, the level of paid-in capital increases, or there are other non-market corporate events affecting the constituents, the level of stock price changes. Also, when constituents are changed, the sum of stock prices (the numerator of the fraction prior to adjustment) changes based upon the prices of additions and deletions to the Nikkei 225. Therefore, the divisor is changed except in the case of large scale splits and reverse splits, in which the presumed par value is changed as discussed above.

The divisor for the next index day is calculated as the product of (i) the current day’s divisor times (ii) the quotient of (a) the sum of the base prices for the next day’s constituents divided by (b) the sum of the closing prices of the current day’s constituents used to calculate the Nikkei 225 level for the current day.  For purposes of calculating the divisor, the base prices for the next day’s constituents are calculated as follows:

•  The base price for stocks the prices of which are not changed based on non-market events will be the same as the current day’s price used in calculating the Nikkei 225.

•  The base price for stocks the presumed par value of which are changed will be the same as the current day’s price used in calculating the Nikkei 225 (and as a result of the presumed par value change, no change in the divisor will occur).

•  The base price for stocks the prices of which will change for non-market corporate events will be a theoretical price calculated based on the current day’s prices and the ex-rights change in the stock.

•  The base price for stocks becoming new index constituents on the next day will be the prices calculated for those stocks as if they were current constituents as discussed above.

As of January 30, 2018, the divisor of the Nikkei 225 was 27.  The divisor is published on Nikkei Inc.’s website on each Tokyo Stock Exchange trading day and is rounded to the nearest one-thousandth.  For additional information about the divisor, as well as calculation examples of divisor changes, please see the index guide on Nikkei Inc.’s website.

Maintenance of the Nikkei 225

Extraordinary Replacement

In addition to additions and deletions of constituents resulting from the annual review, changes to index constituents may also be made as a result of certain extraordinary events. Stocks delisted from the Tokyo Stock Exchange First Section as a result of bankruptcy, stocks designated by the Tokyo Stock Exchange as a “security to be delisted,” stocks of companies in bankruptcy, liquidation and similar events, stocks affected by corporate restructuring (including mergers, share exchanges and share transfers), stocks delisted due to excess debt, or stocks transferred to the Tokyo Stock Exchange Second Section will be deleted from the Nikkei 225. Constituents that are designated by the Tokyo Stock Exchange as “securities under supervision” become deletion candidates, but deletion is not automatic and the sustainability and probability of delisting from the exchange will be considered in determining whether to delete the constituent from the Nikkei 225.

If a constituent has been deleted from the Nikkei 225 based on an event described above, a stock will be added to replace the deleted constituent by selecting the highest liquidity stock in the same sector as the deleted constituent from the high liquidity group determined during the last annual review. However, if a deletion is scheduled close to an annual review, additional stocks may be selected as part of the applicable annual review process.  Additionally, if there are multiple deletions in a short period of time not close to a scheduled annual review, the standard annual review process assessing liquidity and sector balance will be followed to select new constituents rather than referring to the last annual review list.

Special Rules for Additions Resulting from Other Corporate Actions

Notwithstanding the process above, the following procedures may be applied in certain cases of corporate restructuring. Application of these special rules is determined for each particular case. Where (i) a constituent is merged and delisted or (ii) a newly established listed parent company receives its shares by transfer or exchange from another constituent, the delisted stock may be replaced by the successor company’s stock if it is or will be listed within a short period on the Tokyo Stock Exchange First Section. In the case of spin-offs where multiple companies remain listed on the Tokyo Stock Exchange First Section, the stock of the company that succeeds to the major operations of the former company will become a constituent of the Nikkei 225.

Except for constituent changes resulting from the annual review and from the circumstances described above under “Extraordinary Replacement” and “Special Rules for Additions Resulting from Other Corporate Actions”, there is no process for adding new constituents to the Nikkei 225.  After consultation with academics and market professionals, Nikkei Inc. decides and announces the list of deletions and additions. As discussed above under “Calculation of the Nikkei 225”, the divisor is adjusted accordingly to maintain continuity when constituents are added or deleted from the Nikkei 225. Deletions and additions to the Nikkei

225 resulting from either the annual review or extraordinary events are generally effective on the same day in an effort to maintain the number of constituents at 225. However, when necessary, additions may be made after the deletions take effect and during the interim period, the Nikkei 225 may be calculated with less than 225 constituents. For example, in the case of sudden events, such as bankruptcy, there may be a short announcement period before the deletion is effective or if such constituent is promptly deleted, the new constituent may be added after a short period of notice.

Changes to the Nikkei 225 Methodology

Although the Nikkei 225 is calculated and maintained in accordance with the information provided in the methodology maintained on Nikkei Inc.’s website, Nikkei Inc. has discretion to take measures it deems appropriate upon the occurrence of events which are not covered in the methodology or in circumstances where it is difficult to continue to calculate the Nikkei 225 using the rules described in such methodology.

License Agreement between Nikkei Inc. and GS Finance Corp.

Goldman Sachs has entered into a non-exclusive license agreement with Nikkei Inc. (“NKI”) whereby GS Finance Corp., in exchange for a fee, will be permitted to use the Nikkei 225 in connection with the offer and sale of your security.  Any intellectual property rights relating to the Nikkei 225 belong to NKI. Goldman Sachs is not affiliated with NKI; the only relationship between NKI and Goldman Sachs is the licensing of the use of the Nikkei 225 and trademarks relating to the Nikkei 225.

NKI is under no obligation to continue the calculation and dissemination of the Nikkei 225.  Your security is not sponsored, endorsed, sold or otherwise promoted by NKI.  No inference should be drawn from the information contained herein that NKI makes any representation or warranty, express or implied, to us or any holder of your security or any member of the public regarding the advisability of investing in securities generally or in your security in particular or the ability of the Nikkei 225 to track generally stock market performance.

NKI determines, composes and calculates the Nikkei 225 without regard to your security.  NKI has no obligation to take into account your interest, or that of anyone else having an interest, in your security in determining, composing or calculating the Nikkei 225 or any successor index.  NKI is not responsible for and has not participated in the determination of the terms, prices or amount of your security and will not be responsible for or participate in any determination or calculation regarding the principal amount of your security payable at the stated maturity date. NKI has no obligation or liability in connection with the administration, marketing or trading of your security.

Neither NKI nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225.  NKI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 or the manner in which the Nikkei 225 is applied in determining the level of the Nikkei 225 or any amount payable upon maturity of your security.

NKI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 OR ANY DATA INCLUDED IN THE NIKKEI 225.  NKI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

S&P/ASX 200

The S&P/ASX 200, which we also refer to in this description as the “index”:

•                  was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by its current index sponsor on April 3, 2000; and

•                  is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC, a part of McGraw Hill Financial (“S&P”).

The index includes 200 of the largest index-eligible stocks listed on the Australian Securities Exchange, which we refer to as the ASX, by float-adjusted market capitalization. As discussed below, the S&P/ASX 200 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX. All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the index. Hybrid stocks such as convertible stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion. Stocks currently under consideration for merger or acquisition are not eligible for inclusion or promotion to the index.

As of May 31, 2018, the top 10 index stocks by weight were the following: Commonwealth Bank of Australia (7.63%), BHP Billiton Ltd. (6.58%), Westpac Banking Corp. (5.93%), CSL Ltd. (5.26%), ANZ Banking Group (4.97%), National Australia Bank Ltd. (4.56%), Wesfarmers Ltd. (3.23%), Woolworths Ltd. (2.34%), Macquarie Group Ltd. (2.26%), and Rio Tinto Ltd (2.14%).

As of May 31, 2018, the 11 GICS industry sectors represented by stocks in the index include: Financials (32.7%), Materials (18.80%), Real Estate (8.10%), Industrials (7.30%), Consumer Staples (7.80%), Health Care (8.50%), Consumer Discretionary (4.80%), Energy (5.50%), Telecommunication Services (2.50%), Utilities (2.00%) and Information Technology (2.20%). Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. S&P and MSCI, Inc. have announced that the Global Industry Classification Sector structure is expected to be updated after the close of business on September 28, 2018. Among other things, the update is expected to broaden the current Telecommunications Services sector and rename it the Communication Services sector. The renamed sector is expected to include the existing Telecommunication Services Industry group, as well as the Media Industry group, which is expected to move from the Consumer Discretionary sector and be renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group is expected to contain three industries: Media, Entertainment and Interactive Media & Services. The Media industry is expected to continue to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry is expected to contain the Movies & Entertainment sub-industry (which is expected to include online entertainment streaming companies in addition to companies currently classified in such industry) and the Interactive Home Entertainment sub-industry (which is expected to include companies from the current Home Entertainment Software sub-industry in the Information Technology sector, as well as producers of mobile gaming applications). The Interactive Media & Services industry and sub-industry is expected to include companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and will include search engines, social media and networking platforms, online classifieds and online review companies.

As of May 31, 2018, the countries of domicile included in the index and their relative weights were: Australia (97.80%), New Zealand (1.20%), United States (0.80%) and United Kingdom (0.20%).

The S&P/ASX 200 Index is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization.  Constituent companies for the S&P/ASX 200 Index are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 index stocks may be selected.

The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, the latest available shares on issue and the investable weight factor, which we refer to as the IWF, are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.

Number of Shares

When considering the index eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.

Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (CDIs) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the index to be reflective of the Australian market.

The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a six-month period.

Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

IWF

The IWF represents the float-adjusted portion of a stock’s equity capital. Therefore, any strategic holdings that are classified as either corporate, private or government holdings reduce the IWF which, in turn, results in a reduction in the float-adjusted market capital. Shares owned by founders, directors of the company, trusts, venture capitalists and other companies are also excluded. These are also deemed strategic holders, and are considered long-term holders of a stock’s equity. Any strategic shareholdings that are greater than 5% of total issued shares are excluded from the relevant float.

The IWF ranges between 0 and 1, is calculated as 1 – Sum of the % held by strategic shareholders who possess 5% or more of issued shares, and is an adjustment factor that accounts for the publicly available shares of a company. A company must have a minimum IWF of 0.3 to be eligible for index inclusion.

S&P Dow Jones Indices identifies the following shareholders whose holdings are considered to be control blocks and are subject to float adjustment:

1.             Government and government agencies;

2.             Controlling and strategic shareholders/partners;

3.             Any other entities or individuals which hold more than 5%; excluding insurance companies, securities companies and investment funds;

4.             Other restricted portions such as treasury stocks.

Liquidity Test

Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months) relative to the market capitalization weighted average of the stock median liquidities of the 500 companies of the All Ordinaries index, another member of the S&P/ASX index family.

Index Maintenance

S&P rebalances the index constituents quarterly to ensure adequate market capitalization and liquidity based on the previous six months’ worth of data. The reference date used for the six months worth of trading data is the last Friday of the month prior to the rebalancing. Quarterly review changes take effect after the market close on the third Friday of March, June, September and December. Eligible stocks are considered for index inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the index, provided that liquidity hurdles are met. Stocks that fail the relative liquidation criteria are typically removed from the float-adjusted market capitalization rankings.

In order to limit the level of index turnover, eligible securities will only be considered for index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. In order to be added to the index, a stock must be ranked 179th or higher, and in order to be deleted from the index, a stock must be ranked 221st or lower. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing. The buffers serve as guidelines for arriving at any potential constituent changes to the index, however, these rules can be by-passed when circumstances warrant.

Between rebalancing dates, an index addition is generally made only if a vacancy is created by an index deletion. Index additions are made according to float-adjusted market capitalization and liquidity. An initial public offering is added to the index only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.

Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the index will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the index at the cash offer price for cash-only offers. Otherwise the best available price in the market is used.

Share numbers for all index constituents are updated quarterly and are rounded to the nearest thousand. The update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares or A$ 100 million in value.

Share updates for foreign-domiciled securities will take place annually at the March rebalancing. The update to the number of index shares will only take place when the 6-month average of CDIs or the total securities held in the Australian branch of the issuer sponsored register (where supplied) and in CHESS, as of the March rebalancing, differs from the current index shares by either 5% or a market-cap dollar amount greater than A$ 100 million. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

•                  Changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;

•                  Rights issues, bonus issues and other major corporate actions;

•                  Dividend Reinvestment Plan share issuances of more than A$100 million in value; and

•                  Share issues resulting from index companies merging and major off-market buy-backs.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

The function of the IWF is also to manage the index weight of foreign-domiciled securities that quote shares on the basis of CDIs. Due to the volatility that is displayed by CDIs, unusually large changes in the number of CDIs on issue could result. Where this is the case, the IWF may be used to limit the effect of unusually large changes in the average number of CDIs (and, thereby, limit the potential to manipulate this figure). Where the Australian Index Committee sees fit to apply the IWF in this manner, the rationale for the decision will be announced to the market. This will be reviewed annually at the March-quarter index rebalancing date.

Index Calculation

The index is calculated using a base-weighted aggregate methodology. The value of the index on any day for which an index value is published is determined by a fraction, the numerator of which is the sum for all index stocks of the products of the price of each stock in the index times the number of shares of such stock included in the index times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.

In order to prevent the value of the index from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment. This helps maintain the value of the index and ensures that the movement of the index does not reflect the corporate actions of the individual companies that comprise the index.

The table below summarizes the types of index adjustments and indicates whether the corporate action will require a divisor adjustment:

Type of Corporate Action	Index Treatment	Divisor Adjustment Required

Cash dividend	None	No

Special Cash Dividend	Price adjustment needed	Yes

Stock dividend and/or split	Shares are multiplied by and price is divided by the split factor	No

Stock dividend from class A shares into existing class B shares, both of which are included in the index	Adjustment for price of A; adjustment for shares in B	Yes

Stock dividend of different class, same company and is not included in the index	Price adjustment	Yes

Reverse Split	Adjustment for price and shares	No

Rights Offering	Adjustment for price and shares	Yes

Rights offering for a new line	Adjustment for price	Yes

New share issuance	Adjustment for shares	Yes

Reduction of capital	Share adjustment	Yes

New addition to index	Share adjustment	Yes

Deletion from index	Share adjustment	Yes

Merger (acquisition by index company for stock)	Share increase	Yes

A company that is spun-off from an index constituent will be added to the index at a zero price on the ex-date. If the spun-off company is not eligible to be included in the index based on its float adjusted market capitalization then it will be removed from the index at least after one day of trading regular way.

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing price of the indices based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each security before the exchange closed. If the exchange fails to open due to unforeseen circumstances, S&P treats this closure as a standard market holiday. The index will use the prior day’s closing prices and shifts any corporate actions to the following business day. If all exchanges fail to open or in other extreme circumstances, S&P may determine not to publish the index for that day.

S&P reserves the right to recalculate the index under certain limited circumstances. S&P may choose to recalculate and republish an index if it is found to be incorrect or inconsistent within two trading days of the publication of the index level in question for one of the following reasons:

1.             Incorrect or revised closing price

2.             Missed corporate event

3.             Late announcement of a corporate event

4.             Incorrect application of corporate action or index methodology

Any other restatement or recalculation of an index is only done under extraordinary circumstances to reduce or avoid possible market impact or disruption as solely determined by the Index Committee.

License Agreement between S&P Dow Jones Indices LLC and GS Finance Corp.

The “S&P/ASX 200” is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and ASX Operations Pty Ltd, and has been licensed for use by GS Finance Corp. (“Licensee”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). ASX 200 is a registered trademark of ASX Operations Pty Ltd. The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by Licensee. Licensee’s Product(s) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”) or ASX Operations Pty Ltd. Neither S&P Dow Jones Indices nor ASX Operations Pty Ltd make any representation or warranty, express or implied, to the owners of the Licensee’s Product(s) or any member of the public regarding the advisability of investing in securities generally or in Licensee’s Product(s) particularly or the ability of the S&P/ASX 200 to track general market performance. S&P Dow Jones Indices and ASX Operations Pty Ltd only relationship to Licensee with respect to the S&P/ASX 200 is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P/ASX 200 is determined, composed and calculated by S&P Dow Jones Indices ASX Operations Pty Ltd. without regard to Licensee or the Licensee’s Product(s). S&P Dow Jones Indices and ASX Operations Pty Ltd. have no obligation to take the needs of Licensee or the owners of Licensee’s Product(s) into consideration in determining, composing or calculating the S&P/ASX 200. Neither S&P Dow Jones Indices nor ASX Operations Pty Ltd. are responsible for and have not participated in the determination of the prices, and amount of Licensee’s Product(s) or the timing of the issuance or sale of Licensee’s Product(s) or in the determination or calculation of the equation by which Licensee’s Product(s) is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices and ASX Operations Pty Ltd. have no obligation or liability in connection with the administration, marketing or trading of Licensee’s Product(s). There is no assurance that investment products based on the S&P/ASX 200 will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES NOR THIRD PARTY LICENSOR GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P/ASX 200 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES AND ASX OPERATIONS PTY LTD. SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES AND ASX OPERATIONS PTY LTD. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE LICENSEE’S PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES OR ASX OPERATIONS PTY LTD. BE LIABLE FOR ANY INDIRECT, SPECIAL,

INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND LICENSEE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Historical Closing Levels of the Basket Underliers

The respective closing level of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the level of any of the basket underliers during the period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket or the basket underliers as an indication of the future performances of the basket underliers.  We cannot give you any assurance that the future performance of the basket, basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers.  Before investing in the offered notes, you should consult publicly available information to determine the level of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes. The actual performance of the basket and the basket underliers over the life of the offered notes, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each basket underlier from June 25, 2008 through June 25, 2018. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Basket Levels

The following graph is based on the basket closing level for the period from June 25, 2008 through June 25, 2018 assuming that the basket closing level was 100 on June 25, 2008. We derived the basket closing levels based on the method to calculate the basket closing level as described in this pricing supplement and on actual closing levels of the relevant basket underliers on the relevant date.  The basket closing level has been normalized such that its hypothetical level on June 25, 2008 was 100.  As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date.  The basket closing level can increase or decrease due to changes in the levels of the basket underliers.

Basket Performance

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this pricing supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement no. 1,738, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

		$180,000 GS Finance Corp. Leveraged Buffered Basket-Linked Notes due 2019 guaranteed by The Goldman Sachs Group, Inc. Goldman Sachs & Co. LLC

Summary Information	PS-2
Hypothetical Examples	PS-6
Additional Risk Factors Specific to Your Notes	PS-13
The Basket and the Basket Underliers	PS-18
Validity of the Notes and Guarantee	PS-40

Product Supplement No. 1,738 dated July 10, 2017

Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Notes	S-30
General Terms of the Underlier-Linked Notes	S-35
Use of Proceeds	S-40
Hedging	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-41
Employee Retirement Income Security Act	S-48
Supplemental Plan of Distribution	S-49
Conflicts of Interest	S-52

General terms supplement no. 1,734 dated July 10, 2017

Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-16
The Underliers	S-36
S&P 500® Index	S-40
MSCI Indices	S-46
Hang Seng China Enterprises Index	S-55
Russell 2000® Index	S-61
FTSE® 100 Index	S-69
EURO STOXX 50® Index	S-75
TOPIX	S-82
The Dow Jones Industrial AverageTM	S-87
The iShares® MSCI Emerging Markets ETF	S-91
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98

Prospectus Supplement dated July 10, 2017

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21

Prospectus dated July 10, 2017

Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96